NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2011 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 6, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2011 third quarter operating profit of $313,000 on total revenue of $8,421,000, as compared to an operating loss of ($1,046,000) on total revenue of $7,532,000 for the 2010 third quarter.  For the 2011 nine month period, Griffin reported an operating loss of ($2,024,000) on total revenue of $27,525,000, as compared to an operating loss of ($3,238,000) on total revenue of $27,829,000 for the 2010 nine month period.

Griffin reported a 2011 third quarter net loss of ($428,000) and a basic and diluted net loss per share of ($0.08) as compared to a 2010 third quarter net loss of ($1,313,000) and a basic and diluted net loss per share of ($0.26).  For the 2011 nine month period, Griffin reported a net loss of ($3,186,000) and a basic and diluted net loss per share of ($0.62) as compared to a net loss of ($3,942,000) and a basic and diluted net loss per share of ($0.77) for the 2010 nine month period.

Operating profit at Griffin Land, Griffin’s real estate business, increased in the 2011 third quarter, as compared to the 2010 third quarter, due principally to a gain of approximately $0.4 million on a property sale that closed in the 2011 third quarter.  There were no property sales in 2010.  Griffin Land’s operating profit increased in the 2011 nine month period, as compared to the 2010 nine month period, principally due to an increase in rental revenue, the gain on the current year property sale and lower general and administrative expenses in the 2011 nine month period.  The increase in rental revenue principally reflects several new leases that commenced in the 2010 nine month period and, therefore, were in place for a portion of the 2010 nine month period as compared to the entire 2011 nine month period.  The lower general and administrative expenses in the 2011 nine month period, as compared to the 2010 nine month period, principally reflects the inclusion in the 2010 nine month period of $300,000 of expenses, charged directly against earnings, incurred for the acquisition of a 120,000 square foot industrial building in Breinigsville, Pennsylvania in early 2010.

Market activity for industrial and office/flex space had been slow over the past two years, but improved earlier this year, particularly in the office segment, as evidenced by an increase in requests for proposals from prospective tenants.  This increase in market activity has not yet resulted in significant new lease signings, although Griffin Land expects to sign a new lease for approximately 18,000 square feet of office space in the near future.  There is no guarantee that the increase in market activity will ultimately result in any additional new leases for currently vacant office/flex or industrial space.  Although Griffin Land has not had any significant new leasing thus far in 2011, Griffin Land has renewed several leases aggregating approximately 207,000 square feet of industrial space and approximately 34,000 square feet of office/flex space.

Net sales and other revenue of Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, increased in the 2011 third quarter as compared to the 2010 third quarter due to an increase in unit sales volume and improved pricing.  In the 2011 nine month period, Imperial’s net sales and other revenue was lower than the 2010 nine month period.  The lower sales in the 2011 nine month period principally reflects a change in the mix of plants available for sale this year, particularly in the spring selling season that comprises the second quarter.  A reduction in production of larger size plants and an increase in smaller size plants were made to bring Imperial’s inventory level and plant varieties more in line with expected demand.

Imperial incurred a lower operating loss in the 2011 third quarter, as compared to the 2010 third quarter, principally due to lower inventory charges in the 2011 third quarter as compared to the 2010 third quarter, as the 2010 third quarter included a $1.0 million inventory charge as compared to a $0.3 million inventory charge in the 2011 third quarter.  Imperial incurred a lower operating loss in the 2011 nine month period, as compared to the 2010 nine month period, principally due to lower inventory charges in the 2011 nine month period than the 2010 nine month period.  An increase in gross profit from improved pricing in the 2011 nine month period was substantially offset by higher per unit plant costs and higher per unit loading and handling costs in the current year, as cost reductions were not proportional to the reduction in sales value from the change in product mix.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the signing of new leases for currently vacant space and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 27, 2011		Aug. 28, 2010		Aug. 27, 2011		Aug. 28, 2010
Revenue
Rental revenue and property sales	$5,452		$4,912		$15,111		$14,062
Landscape nursery net sales and other revenue	2,969		2,620		12,414		13,767
Total revenue	8,421		7,532		27,525		27,829

Operating profit (loss):
Real estate business	1,528	(1)	1,136	(1)	2,912	(1)	1,972	(1) (2)
Landscape nursery business	(683)	(3)	(1,507)		(1,803)	(4)	(2,257)
General corporate expense	(532)		(675)		(3,133)		(2,953)
Total operating profit (loss)	313		(1,046)		(2,024)		(3,238)

Interest expense	(1,061)		(1,173)		(3,193)		(3,355)

Investment income	14		20		105		194
Loss before taxes	(734)		(2,199)		(5,112)		(6,399)

Income tax benefit	306		886		1,926		2,457

Net loss	$(428)		$(1,313)		$(3,186)		$(3,942)

Basic net loss per common share	$(0.08)		$(0.26)		$(0.62)		$(0.77)

Diluted net loss per common share	$(0.08)		$(0.26)		$(0.62)		$(0.77)

Weighted average common shares outstanding
for computation of basic per share results	5,134		5,106		5,129		5,103

Weighted average common shares outstanding
for computation of diluted per share results	5,134		5,106		5,129		5,103

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.5 million and $1.6 million in the 2011 and 2010 third quarters, respectively, and $4.6 and $4.7 million in the 2011 and 2010 nine month periods, respectively.

(2) Includes $0.3 million of expense associated with the acquisition of a 120,000 square foot industrial building in the 2010 first quarter.

(3) Includes a charge of $0.3 million to increase inventory reserves for unsaleable plants and plants that will be sold below cost as seconds.

(4) Includes a charge of $0.7 million, reflecting: (a) $0.3 million for plants lost due to the collapse, from snow load during this past winter, of some of Imperial's hoop houses in which the plants were stored; (b) $0.3 million to increase inventory reserves for unsaleable plants and plants expected to be sold below cost as seconds; and (c) $0.1 million for certain starter plants that were lost due to a disease issue. There were no charges recorded for the damaged hoop houses because they were fully depreciated prior to fiscal 2011. The 2011 nine month results for Imperial also include a $0.2 million gain from insurance recovery, reflecting the initial insurance proceeds received for the damaged hoop houses. Imperial continues to work with its insurance carrier to obtain additional recoveries for the losses incurred, and while Imperial believes that additional recoveries are likely to be received, they are not assured at this time. Additional gain from insurance recoveries would be recorded when it becomes probable that such additional insurance proceeds will be received.